Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE,

by and among

UNWIRED PLANET, INC.,

as Issuer and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Indenture Trustee

Dated as of December 23, 2015

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of December 23, 2015, by and among UNWIRED PLANET, INC., a Delaware corporation (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as indenture trustee (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Indenture Trustee entered into an Indenture dated as of June 28, 2013 (as heretofore amended, supplemented or otherwise modified, the “Indenture”) pursuant to which the Issuer issued its Senior Secured Notes due 2018 (the “Notes”); and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Issuer has requested that the Holders (as that term is defined in the Indenture) of 100% in principal amount of Notes then outstanding (“All Holders”) consent to the execution, delivery and performance by the Issuer of this First Supplemental Indenture, solely in accordance with the specific terms thereof, to reflect a change in the Final Maturity Date; and

WHEREAS, All Holders have provided such consent (the “Consent of the Holders”) in accordance with the terms of the Indenture; and

NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein or defined in reference to a stated document have the meanings given to such terms in the Indenture.

2. Modification of Indenture. Subject to the terms and conditions set forth herein, pursuant to Section 8.02 of the Indenture, based on the Consent of the Holders, the Indenture is hereby modified as follows:

a. The cover is hereby amended by replacing the instance of “2018” with “2019”.

b. The definition of “Final Maturity Date” appearing in Section 1.01 is hereby amended and restated to read, in its entirety, as follows:

“Final Maturity Date” means the Payment Date occurring in June, 2019.

c. Section 8.05 is hereby amended and restated, in its entirety, as follows:

“SECTION 8.05. Indenture Trustee to Sign Amendments. The Indenture Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 8 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Indenture Trustee. If it does, the Indenture Trustee may but need not sign it. In signing any amendment, the Indenture Trustee shall be entitled to receive indemnity or security satisfactory to it and shall be provided with, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver (i) is authorized or permitted by this Indenture, (ii) is the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions, (iii) has been authorized by the requisite principal amount of Notes, if applicable and (iv) complies with the provisions hereof (including Section 8.03).”

3. Representations, Warranties and Covenants. The Issuer hereby represents, warrants and covenants to the Holders and the Indenture Trustee as follows:

a. there does not exist any Event of Default under the Indenture on the date hereof; and

b. this First Supplemental Indenture has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors or comparable managing body, and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

4. Conditions. The effectiveness of this First Supplemental Indenture is conditioned on (a) the representations and warranties set forth in Section 3 hereof being true and correct on the date hereof; and (b) receipt by the Indenture Trustee of the written consent of the Required Holders (receipt of which is hereby acknowledged), an Officer’s Certificate and an Opinion of Counsel as required by Section 8.03 of the Indenture.

5. Miscellaneous.

a. Incorporation of Indenture Provisions. The parties hereto agree that the terms of 10.07 (GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY), Sections 10.08 (Successors), 10.09 (Multiple Originals), 10.11 (Indenture Controls) and 10.12 (Severability) of the Indenture are incorporated herein by reference, mutatis mutandis.

b. No Further Amendments. Nothing in this Agreement shall require the Indenture Trustee or any Holder to grant any further consent to any action in contravention of, waiver of, or amendment to, the terms of the Indenture and the Notes. Nothing herein contained is intended to change the ranking of the notes issued under the Indenture as senior, secured obligations of the Issuer.

c. Effect of Amendment. The Issuer acknowledges and agrees that this First Supplemental Indenture only amends, supplements and modifies the terms of the Indenture and does not constitute a novation, and the Issuer ratifies and confirms the terms and provisions of, and its obligations under, the Indenture (as modified by this First Supplemental Indenture) and the Notes in all respects. Each of the parties hereto acknowledges and agrees that each reference in the Indenture and the Notes to the Indenture shall be deemed to be a reference to the Indenture as amended, supplemented and modified by this First Supplemental Indenture.

d. Indenture Trustee Disclaimer. The Indenture Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Indenture Trustee. Without limiting the generality of the foregoing, the Indenture Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Indenture Trustee makes no representation with respect to any such matters.

e. Headings. The headings of the sections and subsections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[signature pages to follow]

IN WITNESS WHEREOF, the undersigned have caused this First Supplemental Indenture to be executed by their respective authorized officers as of the date first above written.

UNWIRED PLANET, INC., as Issuer

By:	/s/ Noah D. Mesel
Name:	Noah D. Mesel
Title:	EVP & General Counsel

[Unwired Planet – Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Michael Tu
Name:	Michael Tu
Title:	Assistant Vice President

[Unwired Planet – Signature Page to First Supplemental Indenture]